EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2021 with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2021-2, Large Cap Core Strategy 2021-2, Mid Cap Core Strategy 2021-2, Small Cap Core Strategy 2021-2, PowerPicks Portfolio 2021-2 and Dividend Income Leaders Strategy Portfolio 2021-2 (included in Invesco Unit Trusts, Series 2126) as of April 15, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-253357) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 15, 2021